SCHEDULE 14A
                               (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.        )

        Filed by the registrant  _X_
        Filed by a party other than the registrant ___
        Check the appropriate box:
        ___ Preliminary proxy statement
        _X_ Definitive proxy statement
        ___ Definitive additional materials
        ___ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            Sigma-Aldrich Corporation
                (Name of Registrant as Specified in Its Charter)
                            Sigma-Aldrich Corporation
                (Name of Person(s) Filing Proxy Statement)

 Payment of filing fee (Check the appropriate box):
 _X_ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
 ___ $500 per each party to the controversy pursuant to Exchange Act Rule
     14A-6(i)(3).
 ___ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
 (1)    Title of each class of securities to which transaction applies:

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 (2)    Aggregate number of securities to which transactions applies:

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 (3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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 ---    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)  Amount previously paid:

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        (2) Form, schedule or registration statement no.:

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                       SIGMA-ALDRICH CORPORATION
                           3050 Spruce Street
                        St. Louis, Missouri 63103

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be held May 3, 1994



NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Sigma-Aldrich Corporation will be held at The Boatmen's National Bank of St. Louis, 800 Market Street, St. Louis, Missouri 63101 on Tuesday, May 3, 1994, at 11:00 A.M., Central Daylight Time, for the following purposes:

     1.   To elect nine directors; and

     2. To transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record as of the close of business on March 4, 1994, are entitled to notice of, and to vote at, the meeting.

                                By Order of the Board of Directors,


                                /s/ Peter A. Gleich


                                Peter A. Gleich, Secretary

March 30, 1994

Your vote is important. Even if you expect to attend the meeting in person, please mark, date and sign the enclosed proxy and return it to the Company's transfer agent, Boatmen's Trust Company, P.O. Box 14764, St. Louis, Missouri 63178-9926. A return envelope, which does not require postage if mailed in the United States, is enclosed for your convenience. Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.

                   SIGMA-ALDRICH CORPORATION
                        PROXY STATEMENT

                Annual Meeting of Shareholders
                          May 3, 1994

The enclosed proxy is solicited by the Board of Directors of Sigma-Aldrich Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, May 3, 1994, and any adjournments thereof. Any shareholder giving the proxy has the power to revoke it at any time before it is voted by written notice mailed to the Company's transfer agent, Boatmen's Trust Company, P.O. Box 14764, St. Louis, Missouri 63178-9926, or by submitting a later-dated proxy. If the proxy is not so revoked and it is not revoked in person at the Meeting, such proxy will be voted as designated and, if no designation is made, will be voted in favor of the nominees for directors.

Shareholders of record at the close of business on March 4, 1994, are entitled to notice and will be entitled to vote at the Meeting and at any adjournments thereof. As of the close of business on March 4, 1994, there was a total of 49,827,529 shares of common stock outstanding. Shareholders will be entitled to one vote for each share held on all matters, including the election of directors.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by employees of the Company without additional compensation. Brokers, dealers, banks, and their nominees will be requested to forward proxy material to the beneficial owners of stock held by them of record and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses upon their request.

This Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 30, 1994.

The mailing address of the Company's principal executive office is 3050 Spruce Street, St. Louis, Missouri 63103.

                         ELECTION OF DIRECTORS

Nine directors of the Company are to be elected to hold office until the next annual meeting and until their successors are elected and qualified. The persons named as proxies in the accompanying proxy intend to vote for the election of the nominees named below. If for any reason any of the nominees shall be unavailable, the persons named in the proxy may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.

Nominees for Board of Directors

Following are the nominees for directors of the Company, their principal occupation, background, period of service as a director of the Company and age. All of the nominees are presently directors of the Company and, except for Mr. Spatz, were elected to their present terms as directors at the 1993 Annual Meeting of Shareholders. Mr. Spatz was elected at the February 15, 1994, Board of Directors meeting to replace Donald N. Brandin. Mr. Brandin served as a director of the Company from 1977 to February 1985 and from November 1985 until his death in January 1994; he was the retired Chairman of the Board of Boatmen's Bancshares, Inc., a bank holding company, St. Louis, Missouri, since April 1989. There are no family relationships between any of the directors or between any of the directors and any executive officer of the Company or its subsidiaries.


Carl T. Cori            Chairman of the Board, President and Chief
                        Executive Officer of the Company. Dr. Cori has been President and Chief Executive Officer for more than five years. He was elected
                        Chairman of the Board in May 1991 and has been a director of the Company since 1977. Age 57.

David R. Harvey         Executive Vice President and Chief Operating
                        Officer of the Company for more than five years.
                        Dr. Harvey has been a director of the Company since 1981. Age 54.

Robert J. Hurst         General Partner, Goldman, Sachs and Co., an
                        investment banking firm, New York, New York, for more than five years. Mr. Hurst has been a director of the Company since 1993. He is also a director of USF&G Corporation. Age 48.

David M. Kipnis         Distinguished University Professor of Medicine,
                        Washington University School of Medicine, St.
                        Louis, Missouri, since October 1992. Prior to that time, he was Chairman and Professor, Department of Medicine, Washington University
                        School of Medicine and Physician-in-Chief, Barnes
                        Hospital, St. Louis, Missouri, for more than five years. Dr. Kipnis has been a director of the Company since 1984. Age 66.

Andrew E. Newman        Chairman of the Board, Edison Brothers Stores,
                        Inc., a specialty fashion retailer, St. Louis, Missouri, for more than five years. Mr. Newman has been a director of the Company since 1989.
                        He is also a director of Edison Brothers Stores, Inc., Boatmen's Bancshares, Inc. and Lee
                        Enterprises, Inc.  Age 49.

William C. O'Neil, Jr.  Chairman of the Board, President and
                        Chief Executive Officer, ClinTrials
                        Research, Inc., a clinical research
                        services company, Nashville, Tennessee,
                        since November 1989. Prior to that time, he was Chief Executive Officer and President of Biotherapeutics, Inc., a biotherapy laboratory, from January 1989 through May 1989. Mr. O'Neil has been a director of the Company since 1987. He is also a director of ClinTrials Research, Inc., American Healthcorp and Atrix Laboratories, Inc. Age 59.

Jerome W. Sandweiss     Of Counsel, Blumenfeld, Kaplan & Sandweiss,
                        P.C., Attorneys at Law, St. Louis, Missouri, since September 1990. Prior to that time, he was a Principal with such firm for more than five years. Mr. Sandweiss has been a director of the Company since 1975. Age 69.

D. Dean Spatz           Chairman of the Board, President and Chief
                        Executive Officer of Osmonics, Inc., a
                        manufacturer of water purification, fluid separation and fluid handling products and equipment, Minneapolis, Minnesota, for more than five years. Mr. Spatz has been a director of the Company since February 1994.
                        He is also a director of Osmonics, Inc. and Structural Instrumentation Inc. Age 50.

Thomas N. Urban         Chairman of the Board and President, Pioneer Hi-
                        Bred International, Inc., a developer and producer of hybrid corn and other seeds, Des
                        Moines, Iowa, for more than five years.  Mr.
                        Urban has been a director of the Company since
                        1990.  He is also a director of Pioneer Hi-Bred
                        International, Inc. and Equitable of Iowa
                        Companies.  Age 59.


Directors Meetings and Committees

The Board of Directors met four times during 1993. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and its Committees on which he served during 1993. Mr.
Spatz was elected a director in February 1994.

The Board of Directors has three committees which function throughout the year. The Audit Committee, of which Messrs. Hurst, Newman (Chairman) and Sandweiss are members, met twice in the past year. The function of this Committee is to recommend a public accounting firm to be retained for the coming year, to review the scope and results of the annual audit by such firm and to review the Company's financial statements. The Compensation Committee, consisting of Messrs. Newman, O'Neil (Chairman) and Urban, reviews all areas of executive compensation and advancement within the Company. The Committee held two meetings in the past year. The Nominating Committee, of which Dr. Kipnis and Messrs. Newman, O'Neil (Chairman) and Urban are members, recommends nominees to the Board of Directors. It will consider nominees recommended by shareholders for election to the Board of Directors provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Secretary of the Company. The Committee held one meeting in the past year. Mr. Brandin was a member of the Compensation and Nominating Committees at the time of his death.


Director Compensation and Transactions

Directors who are not employed or retained as legal counsel by the Company are compensated by an annual fee of $10,000 and receive
$2,000 for each directors or committee meeting attended plus reimbursement of their travel expenses.

During 1993, Blumenfeld, Kaplan & Sandweiss, P.C., of which Mr.
Sandweiss is Of Counsel, billed the Company $365,000 for legal services rendered. Dr. Kipnis rendered certain consulting services to the Company during 1993 for which he received $54,000.

               SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                        AND PRINCIPAL BENEFICIAL OWNERS


Directors and Executive Officers

The following table sets forth the amount of the Company's common stock beneficially owned by each of the directors and executive officers of the Company, and by all directors and executive
officers of the Company as a group, all as of March 4, 1994, based upon information obtained from such persons:
                                                                    Shares
                                                                 Beneficially
Name                     Company Position                        Owned (1)(2)
- -------------------      ----------------------------          ---------------

Carl T. Cori             Director, Chairman of the Board,           129,268
                         President and Chief Executive
                         Officer

Peter A. Gleich          Vice President and Secretary                65,740(3)

David R. Harvey          Director, Executive Vice President          69,220
                         and Chief Operating Officer

Robert J. Hurst          Director                                       500

David M. Kipnis          Director                                     5,300

Andrew E. Newman         Director                                     2,000

William C. O'Neil, Jr.   Director                                     2,000

Kirk A. Richter          Controller                                  23,100(3)

Jerome W. Sandweiss      Director                                     7,000

D. Dean Spatz            Director                                       100

Thomas M. Tallarico      Vice President and Treasurer                10,350(3)

Thomas N. Urban          Director                                     2,085


Directors and executive officers as a group                         316,663(3)





(1) Each nominee has both sole voting power and sole investment power with respect to the shares set forth in the table opposite his name, except as follows: Messrs. Gleich and Richter share voting and investment power as to 42,200 and 18,100 shares, respectively, held in joint tenancy with their spouses. Shares owned separately by spouses are not included.

(2) Represents less than one percent (1%) of the Company's common stock outstanding as of March 4, 1994, for each of the named individuals and the group.

(3) Includes 7,000; 5,000; 10,150; and 22,150 shares subject to stock options that are exercisable as of or within sixty days of March 4, 1994, for Messrs. Gleich, Richter and Tallarico and for the directors and executive officers as a group, respectively.


Principal Beneficial Owners

The following table sets forth information for each person who, to the knowledge of the Company, beneficially owned more than five percent (5%) of the Company's common stock. Each beneficial owner has sole voting power and sole investmentpower with respect to the shares set forth opposite their name.

                                   Shares
                                Beneficially     Percent of Shares
Name and Address                   Owned            Outstanding
- ----------------------          -------------    -----------------

Alfred R. Bader                  2,883,030 (1)          5.8%
  2961 North Shepard Avenue
  Milwaukee, WI 53211


State Farm Mutual Automobile
Insurance Co. and its            4,133,040 (2)          8.3%
affiliates
  One State Farm Plaza
  Bloomington, IL 61710


(1) As set forth in such person's Schedule 13G, dated February 7, 1994, filed with the Securities and Exchange Commission.

(2) As set forth in such company's Schedule 13G, dated January 28, 1994, filed with the Securities and Exchange Commission.


Members of the Broida family and the Fischer family in the aggregate had sole and shared voting power and sole and shared investment power with respect to 1,951,316 shares (3.9% of shares outstanding) and 1,623,289 shares (3.3% of shares outstanding), respectively, as of March 4, 1994. A member of each of these families was instrumental in founding the Company and was involved in the Company prior to retirement.


Reporting Requirements

Section 16(a) of the Securities and Exchange Act of 1934 requires that the Company's executive officers, directors and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and any national securities exchange on which the Company's securities are listed and furnish the Company with copies of all Section 16(a) reports so filed. Based solely on a review of forms and certain written representations furnished to the Company, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during 1993.



              INFORMATION CONCERNING EXECUTIVE COMPENSATION

The following table presents compensation information for each of the five executive officers for the years ended December 31, 1993, 1992 and 1991:

                                Summary Compensation Table

                               Annual Compensation         Long-Term Compensation
                               -------------------         ----------------------
                                                           No. of Stock
                                             Other Annual    Options      LTIP         All Other
Name/Position           Year    Salary        Comp.(1)(2)    Granted    Payouts(1)     Comp. (3)
- -------------------     ----    ------       ------------  -----------  ----------     ---------
Carl T. Cori            1993   $600,000        $299,721         ---    $457,150        $2,858
Chairman, President     1992    550,000         177,854         ---     395,870         5,077
& CEO                   1991    475,000         346,132         ---     346,132         4,444

Peter A. Gleich         1993    285,000         109,654      20,000     167,250         2,858
Vice President          1992    285,000          76,759       3,000     170,850         5,077
& Secretary             1991    278,000         149,375         ---     149,375         4,444

David R. Harvey         1993    400,000         175,446         ---     267,600         2,858
Executive Vice          1992    400,000         130,941         ---     291,450         5,077
President & COO         1991    346,000         239,000         ---     239,000         4,444

Kirk A. Richter         1993    172,000          51,172      10,000      78,050         2,220
Controller              1992    172,000          36,122       3,000      80,400         4,662
                        1991    168,000          59,750         ---      59,750         4,444

Thomas M. Tallarico     1993    244,000             ---      10,000         ---         2,858
Vice President          1992    244,000             ---       3,000         ---         5,077
& Treasurer             1991    236,000(4)          ---       8,000         ---         1,345           1,345


(1) The value of shares issued under the Incentive Stock Bonus
Plan in 1993, 1992 and 1991 relate to performance in 1987, 1986 and 1985, respectively, and are presented as long-term incentive plan ("LTIP") payouts. Such values represent the aggregate market value of shares of common stock issued on the payout date. Cash payouts to cover
Federal income taxes related to the issuance of such shares and cash are presented as other annual compensation.
Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico hold 36,467; 17,500; 7,400; 3,500 and 1,100 Bonus
Units, respectively, as of December 31, 1993. Shares of common stock issuable upon vesting of such Bonus Units have a value of $1,750,416; $840,000; $355,200; $168,000 and
$52,800, respectively, based upon the closing price of the Company's common stock as of such date. See "Incentive Stock Bonus Plan" for further information.

(2) Excludes the value of personal use of automobiles and club memberships provided by the Company, the amounts of which are immaterial for each executive officer.

(3) Represents amounts contributed for each executive officer under the Company's 401(k) Retirement Savings Plan in
1993 and a predecessor supplemental retirement plan in 1992 and 1991.

(4) Represents annual salary rate. Salary paid in 1991 from date of employment in February 1991 was $207,875.

Incentive Stock Bonus Plan

The Company's Incentive Stock Bonus Plan is administered by the Compensation Committee of the Board. Executive officers and senior managers whose responsibilities and activities have a direct and substantial impact on the Company's performance may participate in the Plan. Each year the Committee establishes a Bonus Pool determined by a formula based upon the annual increase in the Company's pre-tax operating income. The Committee then awards Incentive Stock Bonus Units (the "Bonus Units") to participants based upon their individual performance, with the value of each Bonus Unit being equal to the then current market price per share of the Company's common stock.

Upon completion of five years of employment after the year for which the Bonus Units were awarded, the Company issues one share of the Company's common stock for each Bonus Unit awarded. The Company also makes a cash payment to each participant representing the amount of Federal income taxes (using the highest marginal rate) such participant would be required to pay by reason of the participant's receipt of such stock and cash. Prior to 1992, the cash payment was equal to the aggregate value of common stock received by the participant.

The LTIP Payouts presented in the Summary Compensation Table for 1993, 1992 and 1991 relate to performance in 1987, 1986 and 1985, respectively. Additionally, LTIP payouts to the Company's senior management group were $189,550; $80,400 and $59,750 for shares and $124,275; $36,122 and $59,750 in cash for 1993, 1992 and 1991, respectively. The following table presents the Bonus Units awarded to each of the executive officers in 1993 for performance in 1992:

                     Long-Term Incentive Plan Awards in 1993

                        Number of       Performance or       Estimated Future
                       Bonus Units    Other Period Until        Payouts of
     Name                Awarded    Maturation or Payout(1)   Bonus Units(1)
- ------------------     -----------  -----------------------  ----------------

Carl T. Cori               9,000           5 Years                 9,000
Peter A. Gleich            1,000           5 Years                 1,000
David R. Harvey            5,000           5 Years                 5,000
Kirk A. Richter              500           5 Years                   500
Thomas M. Tallarico          600           5 Years                   600

(1) The Bonus Units become payable to each of the executive officers in January 1998 in the form of one share of common stock for each Bonus Unit awarded plus cash as described above.

Additionally, 5,600 Bonus Units were awarded to six members of the Company's senior management group. As of the date of this Proxy
Statement, no Bonus Units have been awarded under the Incentive
Stock Bonus Plan for the year ended December 31, 1993.


Stock Options

The Company's Share Option Plan of 1987 is administered by the Compensation Committee, which grants options to employees as the Committee determines, taking into account the employees' duties, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant. The exercise price of the options is determined by the Committee, however, no incentive stock option may have an exercise price less than the fair market value of the shares at the date of the grant. Full payment for stock being purchased must be made in cash or Company common stock at the time an option is exercised. Options are not transferable other than by will or by the laws of descent and distribution. Options expire ten years from the date of grant or no later than three months after an optionee's termination or retirement or twelve months after an optionee's death or disability, if earlier. No options may be granted after February 17, 1997.

The following table sets forth information related to stock options granted to the executive officers during the year ended December
31, 1993:

                                       Options Granted in 1993


                                                                           Potential Realizable Value at
                        Number of   % of Total                              Assumed Annual Rates of
                         Shares       Options                              Stock Price Appreciation For
                       Underlying     Granted     Exercise                     10 Year Option Term
                        Options       to all       Price      Expiration   -----------------------------
      Name             Granted(1)    Employees  ($/Share)(2)     Date           5%               10%
- -------------------   ------------  ----------  ------------  ----------   ------------     ------------
Carl T. Cori                ---         ---         $ ---         ---        $  ---           $   ---

Peter A. Gleich           20,000        5.4%         55.25     1/15/2003      694,929          1,761,085

David R. Harvey             ---         ---           ---         ---           ---               ---

Kirk A. Richter           10,000        2.7%         55.25     1/15/2003      347,464            880,543

Thomas M. Tallarico       10,000        2.7%         55.25     1/15/2003      347,464            880,543


(1) Options vest at the rate of 20% per year beginning January 15, 1994.

(2) Exercise price equals the market price per share on the grant date.

(3) Presentation is required by Securities and Exchange Commission rules and is not intended to forecast possible future price appreciation of the Company's common stock.


Additionally, options for 130,000 shares were granted to eight members of the Company's senior management group and options for 200,000 shares were granted to ninety members of the Company's management group at exercise prices ranging from $48.00 to $55.75 per share.

The following table presents (i) the unexercised options held by each executive officer and (ii) the value of all in-the-money options as of December 31, 1993, as if all such in-the-money options were vested and exercisable as of December 31, 1993:

                       Option Values at December 31, 1993

                           Number of Shares
                        Underlying Unexercised          Value of Unexercised
                            Options Held(1)            In-the-Money Options(2)
                    -----------------------------    ---------------------------
     Name           Exercisable     Unexercisable    Exercisable   Unexercisable
- ----------------    -----------     -------------    -----------   -------------
Carl T. Cori             ---             ---          $  ---          $  ---
Peter A. Gleich         2,100           20,900           2,625           1,125
David R. Harvey          ---             ---             ---             ---
Kirk A. Richter         2,100           10,900           2,625           1,125
Thomas M. Tallarico     5,400           15,600          66,150          32,038


(1) No options were exercised by any of the executive officers during the year ended December 31, 1993.

(2) Calculated as the aggregate closing market price per share of the Company's common stock on December 31, 1993, for the total number of in-the-money shares under option, net of the aggregate value of all option exercise proceeds.

Pension Plan

The Sigma-Aldrich Corporation Pension Plan provides all eligible employees, including the executive officers, with a retirement benefit based upon a formula. The current benefit formula provides an annual benefit equal to 1.5% of each year's actual compensation, as limited by the Internal Revenue Code, in excess of "covered compensation" (compensation upon which social security benefits are earned), plus 0.9% of "covered compensation" for each year of service after 1992, plus benefits accrued for service prior to 1993 under a prior formula. The Company does not have a supplemental pension plan to provide pension benefits based upon actual earnings, thus certain pension credits have been and will continue to be restricted by the Internal Revenue Code limitations. Based upon these limitations and assuming that each executive officer continues employment until the normal retirement age of 65 at his current cash compensation level, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would receive upon retirement an annual pension benefit in the form of a single life annuity of $92,490; $84,225; $104,065; $67,934 and $40,604, respectively.


Employment and Change in Control Agreements

The Company has Employment Agreements ("Agreements") with Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico which provide severance compensation (with an offset for monies earned elsewhere under certain defined situations) to each of these executives in the event of his cessation of employment with the Company or any of its subsidiaries after the occurrence of a change in control of the Company. "Change in control" is defined in the Agreements to have occurred when an individual, partnership, corporation or other entity acquires more than thirty-five percent of the outstanding shares of the Company's common stock and there is a change in the majority of the Directors of the Board (or other body supervising the employment of officers) within any four hundred day period. Prior to a change in control, the Agreement may be terminated upon sixty-days notice given by either the executive or the Company. Unless notice is given to the contrary, the three-year term of the Agreements is automatically extended for an additional year at the end of each agreement year. Compensation covered by the Agreements is set annually by the Compensation Committee, except that after a change in control, if the executive leaves, the level of severance pay is the amount last set by the Compensation Committee immediately prior to the change in control. No payments are made under the Agreements if the cessation of employment is due to death. If a change in control of the Company had occurred as of March 4, 1994, and the employment of the executive officers of the Company had been terminated, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would have collectively received $3,544,000.

The Incentive Stock Bonus Plan also contains provisions that protect the participants against the loss of Bonus Units earned if there shall have been a change in control of the Company prior to the scheduled payout of stock and cash for such earned Bonus Units. "Change in control" is defined in the Plan in the same manner as it is in the Agreements above. If a change in control of the Company had occurred as of March 4, 1994, and the employment of the executive officers of the Company had been terminated, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would have collectively received 49,467 shares of the Company's common stock and $1,719,000.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee

The Committee is composed of the three members named below, none of whom is an employee of or is involved in any interlocking relationship with the Company. Mr. Brandin was also a member of the Committee until his death in January 1994.

Compensation Policy

The Committee believes that increasing share value on a long-term basis is the goal of shareholders. The Company's compensation policy is designed to motivate employees to improve productivity and performance, resulting in increased profitability and, thus, improvement in shareholder value.
To align the financial interests of senior executives and managers with those of shareholders, the Company uses incentive compensation that is tied directly to the Company's operating results and is highly sensitive to the market price of the Company's common stock. Accordingly, the Committee believes that increasing profits and long-term growth in share value will be the goals of both management and shareholders. The Company's policy is to structure compensation such that any executive compensation in excess of $1 million is tax deductible for the Company.

Compensation for the Company's executive officers includes two elements:
(1) salary and (2) longer term incentive compensation. The Company has no long-term employment contracts with any of its executive officers other than the Employment Agreements previously described in this Proxy Statement which become applicable only if there should be a change in control of the Company.

Salary

At the end of each fiscal year, the Committee reviews with Dr. Cori an annual salary plan for the Company's executive officers and then approves such plan with any modifications it deems appropriate. The Committee approves the salary plan after assessing the Company's overall performance, including a review of the operating results of the Company and the executive officers' responsibilities and after making judgments about past and expected future contributions of the individual executive officers.
The review of operating results is general in nature, rather than being based upon any specific weighting formula for measures which include the Company's sales, earnings and earnings per share growth, profit margins, acquisition activities and general financial condition. The Committee's assessment also considers the difficulty of achieving performance levels based on its understanding of the Company's business and market conditions as well as competitive pressures. In reviewing the individual executive officers' responsibilities and performance, the Committee also considers their non-financial contributions to the Company, such as the quality and progress of research, marketing and production activities. The Committee performs its review in a general, subjective manner with consideration given to all factors, including general knowledge of other executive officers' salaries and taking particular note of the continued growth in sales and earnings per share, as illustrated by the following graphs:

(Following are two bar-graphs depicting the following data):

                Net Sales                 Earnings per Share
           (millions of dollars)              (dollars)
           ---------------------          ------------------
1989            $441.1                          $1.29
1990             529.1                           1.44
1991             589.4                           1.60
1992             654.4                           1.92
1993             739.4                           2.15*

(End Graph)

Average Compound Growth Rate:
Sales                 14.5%
Earnings per share    13.3%

*Before cumulative effect of accounting changes.

Based upon the business knowledge and experience of the Committee members, they believe that the executive officers' salaries are appropriate in view of the level of responsibilities and contributions by each executive officer.

Incentive Compensation

Incentive Stock Bonus Plan. Awards from the Company's Incentive Stock Bonus Plan (the "Plan"), a shareholder-approved plan implemented in 1978, are tied directly to the Company's annual operating results. If the Company's pre-tax operating income has increased by at least 10% over the prior year, the Committee establishes a Bonus Pool, with the maximum amount determined by the following formula:

                                        Maximum bonus pool
         Percentage                   as a percentage of the
     increase in pre-tax                increase in pre-tax
     operating income                     operating income
     -------------------              -----------------------
       Less than 10%                            ----
         10.0-12.5%                             3.0%
         12.5-15.0%                             4.0%
      Greater than 15%                          5.0%


The Committee then divides the Bonus Pool into Bonus Units, with each Bonus Unit being valued at the closing market price per share of the Company's common stock on the day prior to the award date. The Committee reviews with Dr. Cori its recommendation for awards of Bonus Units to the executive officers (other than Dr. Cori) and other senior managers. In the course of this review, the Committee considers performance evaluations of each of the executives and senior managers and separately considers and sets the award to Dr. Cori. In establishing the amount of the Bonus Pool and the specific awards to the executive officers, including Dr. Cori, the Committee takes into account operating results and other criteria in a review similar to that described under Salary above. Because their responsibilities have more impact on the Company's current and future operating results, the Committee feels that Drs. Cori and Harvey should have a greater proportion of their annual compensation tied directly to the Company's performance. Accordingly, Drs.' Cori and Harvey have a greater participation in the Incentive Stock Bonus Plan than do the other executive officers and do not participate in the Share Option Plan.

The Plan provides for issuance of one share of the Company's common stock for each Bonus Unit awarded. Shares are issued only after the participant has been employed for five years following the year for which an award has been made (or earlier in certain limited circumstances). As a result, the value of Bonus Units awarded for any year under the Plan is sensitive to the market price of the Company's common stock over a five-year period, thus providing the participant with a longer-term perspective. The Plan also provides for payment of cash when the shares are issued so that the participant is not compelled to sell any of the shares in order to pay U.S. Federal income taxes. The Committee estimates that the cost of the Plan since its inception has ranged between 1.0% and 1.4% of cumulative pre-tax income and that the cost will continue to constitute about 1% of the Company's cumulative pre-tax income. See "Incentive Stock Bonus Plan" on page 8 of this Proxy Statement for additional information concerning this plan.

Share Option Plan of 1987. Each year, the Committee considers the desirability of granting options under the Company's Share Option Plan of 1987 to key employees. The Committee believes that granting stock options is desirable because it directly correlates long-term compensation of key employees with share price appreciation. In determining grants, the Committee generally considers the same factors as those discussed under Salary above. The Committee does not consider the amount or terms of prior stock option grants in determining current grants. Drs. Cori and Harvey do not currently participate in this plan for the reasons described under Incentive Stock Bonus Plan above. For options granted to the other executive officers during 1993, the Committee determined that the options should vest pro rata over a five-year period to reinforce a long-term performance perspective. See "Stock Options" on page 9 of this Proxy Statement for additional information concerning this plan.

1993 CEO and Executive Officer Compensation

The Committee's approach is to have a large amount of Dr. Cori's compensation dependent on Company performance. In measuring performance, emphasis is placed on the year-to-year increases in earnings, which is the criteria used to establish the maximum Bonus Pool under the Company's Incentive Stock Bonus Plan. Earnings for 1992 compared to 1991 increased 20% after increasing 12% for 1991 compared to 1990. The Committee recognized Dr. Cori's leadership in improving productivity and utilization of existing plant capacities, the two most significant factors contributing to the higher 1992 earnings, by increasing his 1993 salary by 9.1%. Dr. Cori's Incentive Stock Bonus Plan award in 1993, for the Company's performance in 1992, was 9,000 Bonus Units compared to 5,000 Bonus Units for the prior year. The increase in Bonus Units awarded is directly attributable to the increase in earnings, as Dr. Cori's share of total Bonus Units awarded remained about the same in both years. Historically, Dr. Cori has been awarded approximately 40% of the total Bonus Units awarded each year. This allocation reflects the Committee's judgement of the appropriate amount to recognize Dr. Cori's responsibilities and his contribution to the growth of the Company and its desire to have a sufficiently large amount of Dr. Cori's total compensation directly linked to performance of the Company and the price of its common stock.

For the other executive officers, the Committee determined that 1993 compensation should include increased award levels under a combination of the Incentive Stock Bonus Plan and the Share Option Plan, in lieu of salary increases, to more closely align the interests of these executives with those of shareholders.

The Committee believes that the compensation policies and programs it has implemented have committed the executive officers of the Company to achieving continuous long-term improvement in operating results.





                                COMPENSATION COMMITTEE

                                Andrew E. Newman
                                William C. O'Neil, Jr., Chairman
                                Thomas N. Urban

PERFORMANCE GRAPH

The following performance graph compares the Company's cumulative shareholder return (stock price appreciation plus reinvestment of dividends) for a five-year period ended December 31, 1993, with that of the Standard and Poor's 500 Composite Stock Price Index and an index of the companies included in the Value Line Chemical Specialty Industry Group, assuming that $100 was invested in each on December 31, 1988, and that all dividends were reinvested. These indices are only included for comparative purposes as required by Securities and Exchange Commission rules and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's common stock, and are not intended to forecast or be indicative of possible future performance of the common stock.

                                   Comparative Five-Year Returns

                            (Following is a line graph depicting the following data)

                         1988       1989       1990       1991       1992       1993
                        ------     ------     ------     ------     ------     ------
Sigma-Aldrich          $100.00    $123.11    $126.13    $228.89    $249.62    $209.69
S&P 500                 100.00     131.49     127.32     166.18     179.11     197.00
Value Line
Chemical Specialty      100.00     124.91     128.77     190.70     215.87     245.46

(End Graph)

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The principal accountant selected by the directors for the current year is Arthur Andersen & Co., independent accountants. Representatives of Arthur Andersen & Co. are expected to be present at the Meeting and will have the opportunity to make a statement if they wish to do so, and are expected to be available to respond to questions.

OTHER MATTERS

The affirmative vote of the holders of a majority of the shares which are present in person or represented by proxy at the Meeting is required to elect directors and act on any other matters properly brought before the Meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the Meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the Meeting as to such matter or matters.

Except for a shareholder proposal omitted pursuant to certain rules of the Securities Exchange Act of 1934, the Company knows of no other matters that may be presented for consideration at the Meeting. If such shareholder proposal is properly brought before the Meeting, the persons named in the accompanying proxy intend to vote all proxies against the proposal. If any other matters are properly brought before the Meeting, the persons named in the accompanying proxy intend to vote or act with respect to them in accordance with their best judgement.

SHAREHOLDER PROPOSALS

Written proposals of shareholders to be included in the proxy statement and proxy for the next Annual Meeting of Shareholders must be received at the Company's principal executive office, 3050 Spruce Street, St. Louis, Missouri 63103, no later than November 30, 1994. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Under the Company's by-laws, timely notice must be received by the Company in advance of a shareholders' meeting for a shareholder to nominate a candidate for director or to bring other business before the meeting.
Such notice must be received not less than ten days before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is changed by more than thirty days from such anniversary date, notice must be received not later than the tenth day preceding the date of the meeting as announced in the notice of the meeting or as otherwise publicly disclosed. Any shareholder filing a notice of nomination must include certain information, including certain information about the nominee, and any notice regarding a proposal of other business must include certain information, including a description of the proposed business, the reasons therefor and any interest the shareholder has in such business, as well as for either notice, the name and address of the shareholder and the number of shares of common stock held by the shareholder. These requirements are separate from and in addition to the Securities and Exchange Commission's requirements that a shareholder must meet to have a proposal included in the Company's proxy statement.

In each case, the proposals or notices described above must be submitted in writing to Peter A. Gleich, Secretary, Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.


                                             By Order of the Board of Directors,

                                              /s/ Peter A. Gleich

                                             Peter A. Gleich, Secretary
March 30, 1994


PROXY

                             SIGMA-ALDRICH CORPORATION
              ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 1994
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ANDREW E. NEWMAN and WILLIAM C. O'NEIL, JR., or either of them, the true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of SIGMA-ALDRICH CORPORATION to be held at The Boatmen's National Bank of St. Louis, 800 Market Street, St. Louis, Missouri 63101 on May 3, 1994, at 11:00 A.M., Central Daylight Time (including all adjournments thereof), and there to vote all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, as follows:

(1)     ELECTIONS OF DIRECTORS:

        FOR all nominees listed
        (except as marked to the contrary below)  ___
        WITHHOLD AUTHORITY
        to vote for all nominees below            ___

Instructions: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below:

Carl T. Cori, David R. Harvey, Robert J. Hurst, David M. Kipnis,
Andrew E. Newman, William C. O'Neil, Jr., Jerome W. Sandweiss,
D. Dean Spatz, Thomas N. Urban

(2) Upon such other business as may properly come before the meeting and any adjournments thereof.

THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNLESS OTHERWISE DIRECTED AND IN THE DISCRETION OF THE PROXIES ON WHATEVER OTHER BUSINESS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on other side)

(Continued from other side)

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 30, 1994, and hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.


                                           Dated,_____________________,1994
                                           ________________________________
                                           ________________________________

Please sign name or names as appearing on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, every holder should sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.